UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Companhia Paranense de Energia – Copel

(Exact name of registrant as specified in its charter)

Energy Company of Parana – Copel

(Translation of Registrant’s name into English)

Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Rua José Izidoro Biazetto, 158 – Bloco A 81200-240, Curitiba, Paraná Brazil	Not Applicable
(Address of principal executive offices)	(Zip Code)

Copy to:

Jonathan Mendes de Oliveira, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Class B Shares, without par value	The New York Stock Exchange (“NYSE”)*

American Depositary Shares (“ADS”) each representing four Preferred Class B Shares	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: None.

* Application made for registration purposes only, not for trading, and only in connection with the listing of the ADSs on the New York Stock Exchange. Each ADS represents the right to receive four Preferred Class B Shares and the ADSs are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6. Accordingly, the ADSs are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are (i) the Preferred Class B shares, without par value (the “Preferred Class B Shares”) of Companhia Paranaense de Energia – Copel (the “Registrant”) and (ii) the American Depositary Shares (“ADS”) each representing four Preferred Class B Shares. The Registrant hereby incorporates by reference the description of the Preferred Class B Shares and the ADS included in the Registrant’s Annual Report on Form 20-F/A for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2023 (File No. 001-14668), under the headings “Dividend Payment,” “Item 10. Additional Information – Memorandum and Articles of Association” and “Item 12D. American Depositary Shares.”

Item 2. Exhibits.

99 (A). Corporate Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 6-K (File No. 001-14668), filed on July 26, 2023).

99 (B). Form of Amended and Restated Deposit Agreement (For Class B Preferred Shares), among Companhia Paranaense de Energia – Copel, The Bank of New York, as depositary, and all owners and holders from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit 1 to the Registrant’s Form F-6 (File No. 333-276107), filed on December 18, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

COMPANHIA PARANENSE DE ENERGIA – COPEL
By:	/s/ Daniel Pimentel Slaviero
Name:	Daniel Pimentel Slaviero
Title:	Chief Executive Officer

By:	/s/ Adriano Rudek de Moura
Name:	Adriano Rudek de Moura
Title:	Chief Financial Officer and Investor Relations Officer

Date: December 22, 2023